ENERGY CONVERSION DEVICES ANNOUNCES THE APPOINTMENT

OF TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Rochester Hills, Mich., Sept. 26, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER) today announced the appointments of two new independent directors to its Board of Directors, Pasquale Pistorio, the retired President and Chief Executive Officer of STMicroelectronics, and George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO Energy, Inc.

With these additions, ECD Ovonics Board of Directors now has eight members, six of whom are independent directors.

“We are extremely pleased to announce the addition of Pasquale and George to our Board and look forward to the unique experience, insight and leadership they will bring,” said ECD Ovonics Chairman and Chief Executive Officer Robert C. Stempel.

Pasquale Pistorio, 70, after a long and successful career with Motorola (1967-1980), returned to Italy in 1980 to take the helm as President and CEO of SGS Microelectronica (which merged with France’s Thomson Semiconducteurs in 1987 and is now STMicroelectronics). Under his leadership, STMicroelectronics became one of the top companies in the semiconductor industry. Upon his retirement in March 2005, he was named honorary chairman of STMicroelectronics.

Schreiber, 58, joined SEMCO Energy, a natural gas distribution company serving markets in Michigan and Alaska, as its President and CEO in March 2004. From September 1999 to March 2004, he was the Chairman, Global Energy Group, at Credit Suisse First Boston, New York, in charge of the firm’s energy, utility and power businesses. Schreiber received an MBA from Arizona State University in 1971 and was inducted in the College of Business Hall of Fame, Arizona State University, in 2000.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that

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incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the company is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K could impact any forward-looking statements contained in this release.

Contacts:

Ghazaleh Koefod, Investor Relations

Dick Thompson, Media Relations

Energy Conversion Devices, Inc.

248.293.0440